Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Second Quarter 2014 Financial Results

FOR IMMEDIATE RELEASE

Wednesday, August 13, 2014

LAKE BARRINGTON, IL, August 13, 2014 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2014 and for the six month period ended June 30, 2014.

Consolidated net sales for the second quarter of 2014 were $13,159,000 compared to consolidated net sales of $13,034,000 for the second quarter of 2013, an increase of about 1%. The Company had a net loss of $122,000 or ($0.04) per share (basic and diluted) for the second quarter of 2014 compared to a net loss $56,000 or ($0.02) per share (basic and diluted) for the second quarter of 2013.

For the six month period ended June 30, 2014, consolidated net sales were $28,079,000 compared to $26,379,000 for the same period in 2013, an increase of 6.4%. For this six month period in 2014, the Company had a net loss of $77,000 or ($0.02) per share (basic and diluted) compared to net income of $74,000, or $0.02 per share (basic and diluted) for the same period of 2013.

Key Factors and Trends

Interest expense remains a significant factor affecting profitability. In the second quarter 2014, the Company incurred net interest costs of $205,000 and for the six months incurred net interest charges of $506,000. Much of this interest cost relates to the outstanding mezzanine loan in the principal amount of $5 million. In the second quarter 2013, the Company incurred net interest cost of $200,000 and, for the six months last year, incurred a net interest cost of $668,000.

Gross margin rates improved substantially in both the second quarter and the six months of 2014 to 23% and 23.2%, respectively. In the second quarter and six months of 2013, the gross margin rates were 19% and 20.7% respectively. This increase is attributable to (i) an increase in the gross margin rates of our Mexico subsidiary, Flexo and (ii) generally higher gross margin rates of a direct sales company which has been consolidated as a variable interest entity.

Net sales of foil balloons increased by 10% in the second quarter compared to the same period of 2013, from $5,560,000 in the second quarter last year to $6,115,000 this year. For the six month period ended June 30, 2014, revenue from foil balloons increased by 8.5% over the same period last year, from $12,342,000 to $13,388,000.

Net sales of latex balloons increased in the second quarter this year compared to the same period last year by 3.5% from $3,005,000 to $3,109,000

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Sales of our vacuum sealing system products were down in the second quarter this year compared to the same period of last year. However, we believe the decline was temporary and that sales of vacuum sealing system product will increase in the third and fourth quarters.

Operating expenses rose during the quarter. However, much of that increase is attributable to the inclusion of the operating expenses of the direct sales company we are now consolidating with the results of the Company and that company contributed $1.1 million in revenues to the consolidated revenues of the Company in the first six months of this year.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stanley Brown, 847-620-1330

sbrown@ctiindustries.com

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CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2014	*December 31, 2013

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $28,000 and $54,000, respectively)	$277,562	$666,616
Accounts receivable, net (VIE $4,000 and $0, respectively)	10,069,378	8,883,106
Inventories, net (VIE $542,000 and $390,000, respectively)	16,651,235	15,428,413
Other current assets (VIE $80,000 and $79,000, respectively)	3,206,994	3,192,543
Total current assets	30,205,169	28,170,678

Property, plant and equipment, net (VIE $652,000 and $670,000, respectively)	8,308,365	8,681,771
Other assets	2,743,771	2,219,051

Total Assets	$41,257,305	$39,071,500

Liabilities & Equity
Total current liabilities (VIE $789,000 and $493,000, respectively)	$18,781,298	$16,432,989
Long term debt, less current maturities (VIE $380,000 and $441,000, respectively)	9,555,568	9,874,386
CTI Industries Corporation stockholders' equity	12,903,934	12,655,890
Noncontrolling interest	16,505	108,235

Total Liabilities & Equity	$41,257,305	$39,071,500

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Condensed Consolidated Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$13,158,876	$13,034,306	$28,079,207	$26,379,072
Cost of sales	10,132,840	10,552,216	21,555,762	20,922,965

Gross profit	3,026,036	2,482,090	6,523,445	5,456,107

Operating expenses	3,081,735	2,190,957	6,253,194	4,634,823

(Loss) income from operations.	(55,699)	291,133	270,251	821,284

Other (expense) income:
Net Interest expense	(204,980)	(200,239)	(506,469)	(668,213)
Other	2,696	(170,821)	(2,481)	(26,297)

Net (loss) income before taxes	(257,983)	(79,927)	(238,699)	126,774

Income tax (benefit) expense	(83,726)	(24,369)	(85,903)	61,400

Net (loss) income	(174,257)	(55,558)	(152,796)	65,374

Less: Net (loss) income attributable to noncontrolling interest	(51,768)	420	(75,730)	(8,980)

Net (loss) income attributable to CTI Industries Corporation	$(122,489)	$(55,978)	$(77,066)	$74,354

Net (loss) income applicable to common shares	$(122,489)	$(55,978)	$(77,066)	$74,354

Other Comprehensive Income (Loss)
Foreign currency adjustment	189,488	200,632	1,396	170,232
Comprehensive income (loss)	$66,999	$144,654	$(75,670)	$244,586

Basic (loss) income per common share	$(0.04)	$(0.02)	$(0.02)	$0.02

Diluted (loss) income per common share	$(0.04)	$(0.02)	$(0.02)	$0.02

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,301,116	3,248,646	3,275,335	3,248,646

Diluted	3,453,217	3,400,641	3,431,723	3,405,946

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

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